Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the use in the Registration Statements on Form S-8 (File Nos. 333-153098, 333-168589, 333-168590 and 333-181380) of Ur-Energy Inc. of our report dated March 3, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Ur-Energy Inc., which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC
March 3, 2014